Share Sale Agreement

Between

THE PERSONS NAMED IN COLUMN 1 OF SCHEDULE 1

THE PERSONS NAMED IN COLUMN 4 OF SCHEDULE 1

DIGITAL TURBINE AUSTRALIA PTY LTD

and

DIGITAL TURBINE INC.

and

MANDALAY DIGITAL GROUP INC.

Level 12 77 King Street Sydney New South Wales 2000 Australia Reference ADB:1355962 Andrew Bristow © Copyright Herbert Geer Lawyers

THIS AGREEMENT dated                                            2013

BETWEEN:	THE PARTIES WHOSE NAMES AND ADDRESSES ARE SET OUT IN COLUMN 1 OF SCHEDULE 1 in their own capacity and as trustee of any trust of which they are trustee
(“Vendors”)

AND:	THE PERSONS WHERE NAMES AND ADDRESSES ARE SET OUT IN COLUMN 4 OF SCHEDULE 1
(“Covenantors”)

AND:	DIGITAL TURBINE AUSTRALIA PTY LTD ACN 163 117 253 a Company incorporated in Victoria and having its registered office at c/- Herbert Geer, Level 12, 77 King Street, Sydney NSW 2000

(“Purchaser”)

AND:	DIGITAL TURBINE INC. a company duly incorporated and organised under the laws of Delaware having its principal office at 4751 Wilshire Boulevarde, No. 3, Los Angeles, California 90010 USA.
(“Digital Turbine”)

AND:	MANDALAY DIGITAL GROUP INC. a company duly incorporated and organised under the laws of Delaware having its principal office at 4751 Wilshire Boulevarde, No. 3, Los Angeles, California 90010 USA.

(“MANDALAY”)

RECITALS:

A.	The Vendors are the legal owners of the Shares free from any encumbrance and each holds Shares for the benefit of a trust of which they are the trustee.

B.	Each Covenantor is a beneficiary of the trust of which each relevant Vendor is trustee and in respect of that Vendor, agrees to provide the covenants set out in this Agreement as an incentive for the Purchaser to acquire the Shares.

C.	The Vendors wish to sell to the Purchaser, and the Purchaser wishes to buy from the Vendors all of the Shares.

D.	Mandalay is the ultimate holding company of the Purchaser and Digital Turbine and has agreed to provide the Mandalay Shares as part of the consideration for the acquisition of the Shares pursuant to this Agreement.

E.	Mandalay and Digital Turbine have agreed to guarantee the obligations of the Purchaser under this Agreement.

2

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement unless the context otherwise requires:

Accounting Standards means:

(a)	the applicable accounting standards for a non-reporting entity under the Corporations Act as specified in the Financial Statements; and

(b)	to the extent not inconsistent with paragraph (a), the standards requirements and practices consistently applied by the Company as a non-reporting entity in the past two years.

Accounts Date means 30 June 2012.

Agreement means this Share Sale Agreement.

AUS$ means Australian Dollars.

Bank means the Australia and New Zealand Banking Group Limited ABN 11 005 357 522.

Bank’s Security Interests means the following security interests held by the Bank with respect to MIA Holdings:

(a)	PPS Registration Number 201211070027672; and

(b)	PPS Registration Number 201112240118670.

Borrower means the borrower under each of the Facilities.

Business Day means a day on which trading banks are open for general banking business in Sydney and Los Angeles other than a Saturday, Sunday or public holiday.

Cancellation Agreements means agreements in the form of Annexure A between each of the Entitlement Holders, MIA Holdings and the Noteholder in connection with the cancellation of their Entitlements and associated Loan Agreements.

Cash Component means AUS$1.22 million to be adjusted for cash amount paid under the Cancellation Agreements and the Kitchen Commission and the $80,000 referred to in Clause 9.1(c) and which shall then be divided equally among each of the Vendors.

Completion means completion of the sale and purchase of the Shares in accordance with clause 6.

Completion Date means 11 April 2013 unless otherwise extended in accordance with clause 4.2.

Consolidated Group has the meaning given in the Tax Act.

3

Constitution means the constitution of the Company.

Corporations Act means the Corporations Act 2001 (Cth).

Convertible Note means a note issued by the Purchaser and guaranteed by Mandalay in the form of Annexure E with a face value of $2.28 million.

Data Room means the virtual data room maintained by or on behalf of the Vendors in which the Purchaser Group and their respective Personnel have had access to information relating to the Group Companies.

Data Room Index means the index of Data Room material as set out in Schedule 4.

Disclosure Letter means the letter set out in Schedule 8, addressed by the Vendors to the Purchaser, disclosing facts, matters and circumstances which are, or may be, inconsistent with the Vendors’ Warranties.

Entitlement Holders means Garry Connelly, Kirstie Brown and Timothy McKnight.

Entitlements means the entitlements of the Entitlement Holders to acquire Z class shares in MIA Holdings pursuant to their Share Purchase Plan.

Executives means each of Kirstie Elizabeth Brown and Jonathan Mooney.

Facilities means each of the loan facilities entered into by the Group with the Bank.

Financial Statement Company means each of MIA Holdings, MIA Australia and MIA Technology.

Financial Statements means, in relation to each Financial Statement Company:

(a)	the audited statement of comprehensive income for the year ended 30 June 2012;

(b)	the audited statement of financial position as at 30 June 2012;

(c)	the audited statement of changes in equity for the year ended 30 June 2012;

(d)	any notes, statements and reports attached to and forming part of those financial statements.

Government Agency means a government or government department, a governmental, semi-governmental or judicial person and a person (whether autonomous or not) charged with administration of any applicable law.

Group or Group Company means each or any of MIA Holdings, MIA Australia, MIATA, MIATIP and MIA Technology as the context requires.

Guarantors means Mandalay and Digital Turbine.

Guaranteed Obligations means the obligations of the Purchaser under this Agreement.

4

Intellectual Property means all of any Group Company’s right, title and interest in and to all business names, copyrights, patents, trade marks, service marks, trade names, designs, and similar industrial, commercial and intellectual property (whether registered or not and whether protected by statute or not and including formulae, recipes and knowhow) owned, licensed or registered in the name of the Group Company.

Issue Price means US$0.73 per Mandalay Share.

Kitchen Commission means the success fee payable to Imadlak Pty Ltd by MIA Holdings upon the completion of this Agreement which is to be no more than A$140,000 exclusive of GST.

Landlord means the Landlord specified in the Lease of the Premises.

Lease means the lease of the Premises.

Loan Agreements means the loan agreements entered into between each of the Entitlement Holders and MIA Holdings in connection with the proposed purchase of Z class shares in MIA Holdings by each of the Entitlement Holders pursuant to the terms of the Share Purchase Plans.

Lock Up Agreements means agreements in the form of Annexure B whereby each of the Vendors agrees their Mandalay Shares shall be held in escrow unable to be traded for a period of the 12 months from the Completion Date.

Loss means, in relation to any person, any damage, loss, cost, expense or liability incurred by the person or any claim, action, proceeding or investigation made against the person however arising and whether present or future, fixed or unascertained, actual or contingent.

Management Accounts mean the 30 November 2012 unaudited management accounts of the Financial Statement Companies.

Mandalay Shares means the shares to be issued by Mandalay in accordance with clause 2.1(b)(iii) of this Agreement.

Material Contracts means those contracts and agreements referred to in Schedule 2.

MIA Australia means Mirror Image Access (Australia) Pty Ltd ACN 094 069 726.

MIA Business means in respect of MIA Australia the business conducted by MIA Australia as at the date of this Agreement of content syndication and management systems for mobile and online operators.

MIA Holdings means Mirror Image International Holdings Pty Ltd ACN 114 859 237.

MIA Shares means the entire issued capital of MIA Holdings as at Completion.

MIATA means MIA Technology Australia Pty Ltd ACN 163 065 496.

MIATIP means MIA Technology IP Pty Ltd ACN 163 072 482.

MIA Technology means Mia Technology Pty Ltd ACN 114 849 142.

MIATA Shares means the entire issued capital of MIATA as at Completion.

5

MIA USA means Mirror Image Access, LLC, a Delaware limited liability company.

NASDAQ means the securities exchange owned and operated by NASDAQ OMX Group Inc. and regulated by the United States Securities and Exchange Commission.

Noteholder means Zingo (Aust) Pty Ltd ACN 114 185 269.

Party means a party to this Agreement.

Personnel means the officers, employees, contractors, professional advisers, representatives and agents of that person.

PPS Register means the “register” as defined in the Personal Property Securities Act 2009 (Cth).

Premises means the premises situated at Level 2, 221 Miller Street, North Sydney in the State of New South Wales.

Purchaser Group means the Purchaser, Digital Turbine and Mandalay.

Purchase Price means $7,000,000 less the Kitchen Commission less amounts paid under the Cancellation Agreements less $80,000 paid towards the cost of the W&I Insurance Policy.

Purchaser Warranties means the warranties set out in Schedule 7.

Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description belonging or relating to or used by a Group Company, including certificates of registration, minute books, statutory books and registers, books of account, Taxation returns, title deeds, customer lists, price lists, computer programs and software, trading and financial records.

Related Body Corporate means a holding company or a subsidiary company or a subsidiary of a holding company of the Purchaser.

Restructure means a proposal to establish MIATA and MIAIP and transfer the assets of MIA Technology to MIATA and MIAIP.

Seller Consolidated Group means the Consolidated Group of which MIATA is the Head Company.

Shares means MIA Shares and the MIATA Shares.

Share Purchase Plans means the share purchase plans between MIA Holdings and each of the Entitlement Holders as at the date of this Agreement.

Subsidiary has the same meaning as set out in section 46 of the Corporations Act.

Tax, Taxes or Taxation means any present or future tax, levy, impost deduction, charge, duty, compulsory loan or withholding of whatever kind and whether direct or indirect, including but not limited to income tax, capital gains tax, good and services tax, value-added tax, recoupment tax, land tax, sales tax, payroll tax, tax instalment deduction, fringe benefits tax, group tax, profit tax, interest tax, property tax, undistributed profits tax, withholding tax, municipal rates, stamp duty, import duty (and any related interest, penalty, fine or expense in connection with any of them) levied or imposed by any Government Agency.

6

Tax Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) or either of them.

Tax Assessment means any notice, demand, assessment, amended assessment, determination, return or other document issued by a Tax Authority or lodged with a Tax Authority under a system of self-assessment as a result of which the Company may be required to make a payment of Tax or may be deprived of any credit, rebate, relief, right of set off or right to repayment of Tax or any allowance, deduction, tax loss or other benefit.

Title and Capacity Warranties means the warranties set out in Part A of Schedule 3.

Vendor’s knowledge or words of similar expression mean:

(a)	in the case of the Title and Capacity Warranties, limited to those facts matters or circumstances within the actual knowledge of that Vendor and the relevant Covenantor, as at the date of this Agreement and at Completion; and

(b)	in all other cases, limited to facts matters or circumstances actually known to any one of the directors of the Vendors and the Covenantors after making due and careful enquiry on each of the Executives as at the date of this Agreement and, where the context requires, as at Completion.

Vendors’ Warranties means each of the warranties, representations, undertakings and other obligations of the Vendors under this Agreement, including the warranties set out in Schedule 3

Warranties mean each of the Purchaser Warranties and Vendor Warranties.

Warranty Insurer means HCC International.

W&I Insurance Policy means a warranty and indemnity insurance policy in favour of the Purchaser and which complies with the terms set out in clause 9 and is in the form of the draft policy schedule set out in Annexure D.

1.2	Interpretation

In this Agreement unless the context otherwise requires:

(a)	a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinate legislation issued under, that legislation or legislative provision;

(b)	the singular includes the plural and vice versa;

(c)	a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, trust, state or Government Agency and vice versa;

7

(d)	a reference to any gender includes all genders;

(e)	a reference to a recital, clause, schedule, annexure or exhibit is to a recital, clause, schedule, annexure or exhibit of or to this Agreement;

(f)	a recital, schedule, annexure or description of the Parties forms part of this Agreement;

(g)	a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions), as amended, novated, supplemented or replaced from time to time;

(h)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

(i)	a reference to a 'subsidiary' of a body corporate is to a subsidiary of that body corporate in accordance with Part 1.2 of Division 6 of the Corporations Act;

(j)	a reference to a 'holding company' of a body corporate is to a body corporate of which that body corporate is a subsidiary within the meaning of Part 1.2 of Division 6 of the Corporations Act;

(k)	a reference to a 'related body corporate' of a body corporate is to a body corporate which is related to that body corporate within the meaning of s50 of the Corporations Act;

(l)	where an expression is defined anywhere in this Agreement it has the same meaning throughout;

(m)	a reference to 'dollars' or $ is to an amount in Australian currency unless otherwise stipulated; and

(n)	a reference to bankruptcy or winding up includes bankruptcy, winding up, liquidation, dissolution, becoming an insolvent under administration (as defined in Section 9 of the Corporations Act), being subject to administration and the occurrence of anything analogous or having a substantially similar effect to any of those conditions or matters under the law of any applicable jurisdiction, and to the procedures, circumstances and events which constitute any of those conditions or matters.

1.3	Headings

In this Agreement headings are for convenience of reference only and do not affect interpretation.

1.4	Materiality

Where the word “material” is used in clause 4.1(a)(iii), in determining whether or not a thing is material, the thing will only be material if either individually or when aggregated with other similar things, could reasonably be expected to:

(a)	influence or affect the total value of the Shares by an amount exceeding $300,000;

8

(b)	result in the Group Companies (as a whole) suffering loss of revenue of greater than $300,000 in any 12 month period; or

(c)	adversely affect the value of the Group Companies assets or liabilities (on a consolidated basis) by more than the sum of $300,000.

2.	SALE AND PURCHASE OF THE SHARES

2.1	Sale and Purchase

(a)	Subject to the terms and conditions of this Agreement, the Vendors agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Vendors, the Shares for the Purchase Price.

(b)	The Purchase Price shall be satisfied by:

(i)	the payment of AUS$1,000,000 less $64,513.29 in cash to the Vendors;

(ii)	the issue of the Convertible Note; and

(iii)	the issue of that number of Mandalay Shares to the value of AUD$3,249,993.02 at the Issue Price to the Vendors.

2.2	No Encumbrance

The Shares must be transferred at Completion free from all liens, charges and encumbrances and together with all rights including dividend rights, attached or accruing to them after the date of this Agreement.

3.	ACCESS TO RECORDS

3.1	Company Records

The Vendors must facilitate and ensure that the Purchaser, its agents, representatives, accountants and solicitors are provided with full and free access to the Records at all reasonable times before the Completion Date for the sole purpose to enable the Purchaser to plan integration of the Group Companies with the Purchaser Group post Completion. The Purchaser’s Personnel must follow all reasonable directions of the Vendors (or the Executives as the case may be) when on a Group Company’s premises and must not interfere with any aspect of the MIA Business or the business of MIA Technology.

4.	CONDITIONS PRECEDENT TO COMPLETION

4.1	The obligations of the Parties to complete the sale and purchase of the Shares are subject to and do not become binding unless on or before the Completion Date each of the following conditions is fulfilled (or waived under clause 4.4):

(a)	Purchaser’s Benefit

(i)	the entry by each of the Vendors into the Lock Up Agreements;

9

(ii)	written consent being received from the third parties to the contracts listed in Schedule 2 to the change of control of a Group Company brought about by the Completion of this Agreement;

(iii)	none of the Vendor’s Warranties set out in Schedule 3 is or has become materially false, misleading or incorrect and the Vendors have not materially breached this Agreement (each being a condition for the benefit of the Purchaser solely);

(iv)	MIA Holdings has entered into the Cancellation Agreements with each of the Entitlement Holders;

(v)	MIA USA has been transferred by MIA Australia or otherwise disposed of by MIA Australia to the Vendors;

(vi)	the Restructure has occurred; and

(vii)	the Purchaser having confirmed to it that the Warranty Insurer will issue the W&I Insurance Policy upon payment of the premium for that policy.

(each being a condition for the Purchaser’s benefit solely).

(b)	Vendor’s Benefit

(i)	None of the Purchaser’s Warranties set out in clause 7.4 is or has become materially false, misleading or incorrect; or

(ii)	the Purchaser has not materially breached this Agreement,

(each being a condition for the benefit of the Vendors solely).

4.2	Purchasers Option

If the conditions referred to in clause 4.1(a) are not fulfilled (or waived under clause 4.4 by the Purchaser at its discretion) prior to the Completion Date then provided the Vendors have made reasonable efforts to complete all conditions precedent then Completion shall be automatically extended for 15 days following which if the conditions precedent have still not been met the Purchaser may elect in writing to extend the Completion Date for a further period of up to 30 days. The Completion Date may be extended by the Purchaser at its discretion more than once.

4.3	Effect of Non-Fulfilment

Subject to clause 4.2 if the conditions referred to in clause 4.1 are not fulfilled (or waived under clause 4.4) on or before the Completion Date, then this Agreement (other than this clause 4 and clauses 1, 12, 13, 14 (other than clauses 14.8, 14.9, 14.10 and 14.11) is at an end as to its future operation except for the enforcement of any right or claim which has arisen before this Agreement comes to an end.

10

4.4	Fulfilment by Waiver

A condition referred to in clause 4.1 is waived if, and only if:

(a)	where the condition is expressed to be for the benefit of a particular Party, that Party gives notice of waiver of the condition to the other Party; and

(b)	in any other case, the Parties agree in writing to waive the condition.

4.5	Obligation to Satisfy Conditions

The Vendors and the Purchaser must each use their best endeavours to ensure that the conditions referred to in clause 4.1 are fulfilled on or before the Completion Date.

5.	CONDUCT PRIOR TO COMPLETION

5.1	From the date of this Agreement until Completion the Vendors and Covenantors shall (unless the Purchaser otherwise consents in writing) procure that the Group Companies are operated in accordance with this clause 5, unless this Agreement otherwise requires, as follows:

(a)	no resolutions shall be passed for the payment of any dividend and no dividends shall be paid;

(b)	no resolutions shall be passed for a reduction of capital and no reduction of capital shall occur;

(c)	no resolutions shall be passed for the alteration of the constitution of any Group Company;

(d)	no shares or other securities or notes or agreements having rights convertible into shares shall be issued by any Group Company;

(e)	no new borrowings shall be made and no security interest over the assets of a Group Company shall be granted;

(f)	the Group Companies shall operate their respective businesses as in the ordinary course;

(g)	no Group Company shall enter any new employment or consulting arrangements and there shall be no alteration in the terms of the employment of any employee; and

(h)	no agreements for the supply or acquisition of goods or services to or from third parties shall be entered into except in the ordinary course of business or with the consent of the Purchaser if the value of the agreement is more than AUS$25,000.

6.	COMPLETION

6.1	Time and Place of Completion

Completion will take place at 10 am on the Completion Date at Sparke Helmore Lawyers of 321 Kent Street, Sydney, NSW or at any other time or place agreed in writing by the Parties.

11

6.2	Obligations of Vendors at Completion

At Completion the Vendors must:

(a)	deliver to the Purchaser duly completed and executed share transfers in registrable form (except for the impression of stamp duty) for the Shares in favour of the Purchaser. For the avoidance of doubt the Vendors shall cause transfers of the legal and beneficial interests in respect of the Shares to be provided from all parties having interests in the Shares;

(b)	deliver to the Purchaser share certificates in the name of the Vendors, or in the names of persons who hold Shares for the Vendor (or, if applicable, a lost share certificate declaration) for the Shares;

(c)	cause a meeting of the board of directors of each of MIA Holdings and MIATA to be held and procure the boards of directors of each of MIA Holdings and MIATA to resolve that the transfers of the Shares (subject to payment of stamp duty) be approved and registered;

(d)	cause the nominees of the Purchaser to be validly appointed as directors of each Group Company (other than MIA Technology) and, if required, immediately on such appointment, cause each of the directors of each Group Company (other than MIA Technology) immediately prior to Completion to resign from office as directors of that Group Company;

(e)	deliver to the Purchaser the Records and all other documents and things required by this Agreement to be delivered by the Vendors to the Purchaser on Completion and take all other actions which are reasonably required by the Purchaser to be taken by the Vendors to vest full ownership, title, possession and benefit of the Shares in the Purchaser;

(f)	deliver to the Purchaser evidence of cancellation of the Facilities with effect from the Completion Date together with verification of the removal from the PPS Register of the Bank’s Security Interests; and

(g)	procure Imadlak Pty Ltd to provide a tax invoice to MIA Holdings for the Kitchen Commission.

6.3	Obligations of Purchaser at Completion

(a)	At Completion the Purchaser must:

(i)	deliver consents to act as director for each Group Company signed by each of its nominees;

(ii)	accept all the documents and other items specified in clause 6.2 which the Vendors give the Purchaser under that clause and deliver to the Vendors all other documents and things required by this Agreement to be delivered by the Purchaser to the Vendors on Completion and take all other actions which are reasonably required by the Vendors to be taken by the Purchaser to give full effect to this Agreement;

12

(iii)	pay the Cash Component of the Purchase Price immediately following Completion to the Vendors equally by electronic transfer to accounts nominated by each Vendor or as otherwise instructed;

(iv)	provide written evidence that the W&I Insurance Policy is on foot;

(v)	pay the Kitchen Commission to Imadlak Pty Ltd;

(vi)	pay or procure the payment of the cash and the issue of the Mandalay Shares in accordance with the Cancellation Agreements; and

(vii)	issue the Convertible Note to the Noteholder.

(b)	At Completion Mandalay must cause the issue of Mandalay Shares to the value of AUD$3,249,993.02 at the Issue Price as part of the Purchase Price in equal proportions to each of the Vendors.

6.4	Obligations of Vendors Post Completion

After Completion and until the Shares are registered in the name of the Purchaser, the Vendors must convene, attend and vote at general meetings of each Group Company or sign resolutions of each Group Company and take all other action in the capacity of the registered holder of the Shares as the Purchaser may lawfully require from time to time by notice in writing to the Vendors.

6.5	Obligations of Purchaser Post Completion

The Purchaser must pay or cause to be paid the premium payable on the W&I Insurance Policy in accordance with the terms of the W&I Insurance Policy.

7.	WARRANTIES

7.1	Vendors’ Warranties

(a)	Subject to clause 7.2(b) and the limitations set out in clause 8, the Vendors and Covenantors each warrant and represent to the Purchaser as an inducement to the Purchaser to enter into this Agreement and to purchase the Shares each of the statements set out in Schedule 3 is true, complete and accurate in all material respects, both at the date of this Agreement and at the Completion Date (except that where a Warranty refers to only one of those dates, that Vendor Warranty is given only as at that date).

(b)	Each Vendor represents and warrants in respect of itself and the shares in each of MIA Australia and MIATA held by that Vendor, that each of the warranties in Part A of Schedule 3 are, as they relate to that Vendor, true, complete and accurate as at the date of this Agreement and the Completion Date (except that where a Warranty refers to only one of those dates, that Vendor Warranty is given only as at that date).

13

7.2	Vendors’ Indemnity

Subject to the limitations set out in clause 8:

(a)	the Vendors and Covenantors must each indemnify the Purchaser against:

(i)	any Taxes which may be incurred by the Purchaser arising from the performance by a Vendor of its obligations under this clause 7.2;

(ii)	any Loss of the Purchaser arising from any claim, action, proceeding or investigation disclosed in Schedule 5.

(b)	If a claim arises in respect of a matter for which indemnification may be sought by the Purchaser under clause 7.2(a), the Purchaser must give notice of such claim to the Vendors (setting out full details, including details of the facts, matters and circumstances giving rise to the breach, the nature of the breach and the Purchaser’s estimate of the Loss suffered) as soon as reasonably practical and, in any event, within 10 Business Days of the Purchaser becoming aware of the possible claim.

(c)	If the Purchaser becomes aware after Completion of anything that constitutes or could constitute a breach of a term of this Agreement (other than a breach of a Vendor Warranty), including a claim against a Vendor which arises under clause 7.2(a), the Purchaser must do each of the following:

(i)	promptly notify the Vendors in accordance with clause 7.2(b);

(ii)	until it notifies the Vendors in accordance with clause 7.2(b), ensure that each member of the Purchaser Group takes reasonable steps to mitigate any Loss which may give rise to a claim against the Vendors;

(iii)	take such action to avoid, dispute, resist, appeal, compromise or contest such claim as may reasonably be requested by the relevant Vendor (but at that Vendor’s expense); and

(iv)	the Purchaser must make available to the relevant Vendor such persons as the Vendor may reasonably require and all such information as may be available to the Purchaser for avoiding, disputing, resisting, appealing, compromising or contesting any such claim.

(d)	Should the relevant Vendor request that the Purchaser take action to avoid, dispute, resist, appeal, compromise or contest a claim under clause 7.2, the Purchaser shall be entitled after taking that action to settle the claim if it is reasonable in its opinion to do so and after consultation with that Vendor.

(e)	The Vendors and Covenantors are not liable to the Purchasers for a breach of this Agreement where the Purchaser fails to comply with this clause 7.2.

7.3	Separate Warranties

Each Warranty is a separate Warranty and its meaning is not affected by any other Warranty.

7.4	Purchaser's Warranties

The Purchaser Group warrants and represents to the Vendors as an inducement to the Vendors to enter into this Agreement and to sell the Shares that at the date of this Agreement and at Completion that each of the statements set out in Schedule 7 is materially true, accurate and not misleading.

14

8.	LIMITATION OF LIABILITY

8.1	Purchaser Acknowledgement

The Purchaser acknowledges and agrees that:

(a)	it has received independent and professional advice (including legal, accounting, tax and financial advice) concerning this Agreement and has satisfied itself about anything arising from that advice;

(b)	it has had the opportunity to conduct due diligence on the Group Companies and has satisfied itself of the results of that due diligence; and

(c)	none of the Vendors, nor any person acting on behalf of or associated with the Vendors is responsible to the Purchaser for a breach of the Vendor Warranties and the Purchaser’s remedies for breach of the Vendor Warranties are against the Warranty Insurer.

8.2	Known or disclosed liabilities

(a)	The Vendors are not liable in respect of a claim in relation to a breach of a Vendors’ Warranty if the fact, matter or circumstance giving rise to the Vendors’ Warranty claim is:

(i)	disclosed in the Disclosure Letter;

(ii)	within the actual knowledge of the Purchaser Group or its Personnel; or

(iii)	which would have been within the knowledge of the Purchaser Group had the Purchaser Group conducted searches prior to the date of this Agreement of records open to public inspection of:

(A)	ASIC

(B)	IP Australia; or

(C)	the High Court of Australia, or any Federal or any Supreme Court in each state and territory of Australia;

(b)	For the purposes of clause 8.2(a)(i), a fact, matter or circumstance is fairly disclosed if sufficient information has been disclosed that the fact, matter or circumstance which might constitute a breach of a Vendor Warranty, and the nature and extent of the breach of the Vendor Warranty, would be apparent on its face to a purchaser reasonably experienced in transactions of the nature of the sale of the Shares.

8.3	Forward –looking statements

(a)	The Parties acknowledge that forward looking statements provided by the Vendors or their Personnel to the Purchase Group regarding future events and the future financial performance of the Group Companies involve subjective judgment and analysis and are subject to significant uncertainties, risk and contingencies, many of which are outside the control of, and are unknown to, the Vendors and their Personnel. Given these uncertainties, the Purchaser Group acknowledges that the Vendors are not liable in respect of a claim in relation to a breach of a Vendor’s Warranty to the extent to which it is based on a forward –looking statement.

15

8.4	Duration of Warranties

(a)	The Warranties of the Parties shall remain in full force and will be binding notwithstanding Completion, provided, however, that any claim with respect thereto will terminate on the following dates:

(i)	Claims concerning Taxes contained in the indemnity in clause 7.2 (a) and Warranty 11 will expire on the sixth anniversary of the Completion Date;

(ii)	Claims concerning Intellectual Property contained in Warranties 17 will expire on the 27 month anniversary of the Completion Date.

(iii)	Claims in relation to all matters, other than those specified in clauses 8.4(a)(i) and 8.4(a)(ii) will terminate on the 18 month anniversary of the Completion Date.

8.5	Minimum Quantum of Claims

Other than claims for the matters set out in Schedule 3, the Purchaser may not claim against the Vendors or Covenantors for a breach of a Vendor’s Warranty unless the amount of the claim is at least $25,000 and until the aggregate of such claims exceeds or has already exceeded $100,000 and then only to the extent such aggregate amount exceeds $100,000.

8.6	Maximum Liability

Except in the case of clause 7.2(a)(ii), the maximum aggregate liability (including all Taxes and expenses such as attorney’s fees) of the Vendors for a claim made by the Purchaser for all breaches of the Vendor Warranties is 100% of the Purchase Price.

8.7	Change in law

No Vendor is liable to make any payment (whether by way of damages or otherwise) for any breach of any Vendor Warranty where the breach is as a result of or in respect of:

(a)	a new law, or a change in the law (including its interpretation), taking effect after the date of this Agreement;

(b)	a new rule or decision being made by any Government Agency, or a change in any rule or decision of any Government Agency, after the date of this Agreement; or

(c)	a new administrative practice or policy being introduced by any Government Agency, or a change in any administrative practice or policy of any Government Agency, after the date of this Agreement,

including any law, rule, decision, practice or policy, or any change in any law, rule, decision, practice or policy, which takes effect retrospectively.

16

8.8	Other limits

The Vendors are not liable to make any payment (whether by way of damages or otherwise) for any breach of any Vendors’ Warranty:

(a)	to the extent that the breach has arisen or Loss suffered has increased as a result of any act or omission of after Completion by the Purchaser Group;

(b)	to the extent that the breach has arisen or Loss suffered has increased as a result of any act or omission by or on behalf of the Vendors:

(i)	that is required or permitted by any provision of this Agreement; or

(ii)	at the request, or with the agreement, of the Purchaser;

(c)	to the extent that the breach has been remedied or Loss suffered has been mitigated without cost to the Purchaser; or

(d)	to the extent that the breach would not have arisen or Loss would not have been suffered but for any restructure or change in ownership of any member of the Purchaser Group after Completion or any change in the accounting policies of any member of the Purchaser Group after Completion.

8.9	Indirect Loss

No Vendor is liable to make any payment (whether by way of damages or otherwise) to the Purchaser for any indirect or consequential loss or loss of profits, however arising.

8.10	Sole remedy

(a)	It is the intention of the Parties that the Purchaser’s sole remedies against the Vendors and Covenantors in respect of the sale and purchase of the Shares are as set out in this Agreement.

(b)	The Vendors and Covenantors have no liability to the Purchaser under a claim, unless the claim may be made under the terms of this Agreement or arises out of a statutory right which cannot be excluded by contract.

(c)	The Purchaser must not make a claim which the Purchaser would not be entitled to make under this Agreement or which is otherwise inconsistent with the Purchaser’s entitlement to make a claim under this Agreement and the Purchaser acknowledges that to do so would be to seek to circumvent the parties’ intention expressed in clause 8.10(a) above.

8.11	No double recovery

The Vendors and Covenantors will not be liable for any Loss to the extent that the Purchaser has already recovered from the Vendor or any other third party in relation to the same facts, matters or circumstances.

8.12	Reimbursement for amounts recovered

The Purchaser must reimburse the Vendors or Covenantors (as applicable) for amounts paid by the Vendors or Covenantors (as applicable) to the Purchaser with respect to a breach of a Vendor’s Warranty, to the extent the Purchaser has recovered equivalent amounts from any third party in respect of the same facts, matters or circumstances which gave rise to the initial payment (including from any insurer under a contract of insurance).

17

8.13	Circumstances where limitations not to apply

The limitations in this clause 8 do not apply to any claim against a particular Vendor, to the extent that it arises out of the fraud of that Vendor.

8.14	Covenantors

The Covenantors in consideration of the Purchaser Group entering into and performing this Agreement covenant for their benefit to cause the Vendors to perform these obligations under this Agreement and to the extent that the Vendors fail to do so the Purchaser may claim against the Covenantors directly for any loss or damage incurred by the Purchaser.

9.	W&I INSURANCE

9.1	W&I Insurance Policy

(a)	The parties agree to procure prior to Completion, a W&I Insurance Policy to a level and on terms satisfactory to the Purchaser, including on terms set out in clause 9.2 in the name of the Purchaser which indemnifies the Purchaser with effect from the date of Completion against any Loss in respect of any breach of any of the Vendor Warranties given under this Agreement.

(b)	The W&I Insurance Policy is to be maintained until at least 30 days after the expiration of the dates specified in clause 8.4.

(c)	The Parties agree that the Purchaser shall pay the cost of the W&I Insurance Policy and that the Vendors will allow the Purchaser to reduce the Purchase Price by $80,000 in respect of the cost of the W&I Insurance Policy.

9.2	Terms of the W&I Insurance Policy

The terms of the W&I Insurance Policy must stipulate that:

(a)	except as set out in clause 9.4(a), the Warranty Insurer has no recourse to the Vendors; and

(b)	there is no excess or any other amount payable by the Vendors under the W&I Insurance Policy.

9.3	Claims by the Purchaser

(a)	Notwithstanding any other provision of this Agreement, the Purchaser (or any of its successors or assignees) for valuable consideration received, undertakes and agrees that it will not make and irrevocably waives any right it may have to make, any claim for breach of a Vendor’s Warranty against the Vendors and the Vendors will not be liable to the Purchaser for any Vendors’ Warranty claim.

(b)	The Purchaser’s sole remedy for any breach of Vendor Warranty is under the W&I Insurance Policy.

18

(c)	If there is any conflict or inconsistency between this clause 9 and any other provisions of this Agreement, this clause 9 prevails.

9.4	Subrogation

(a)	The Purchaser must ensure that at all times the W&I Insurance Policy provides that the Warranty Insurer will only be entitled to subrogate against the Vendors in respect of a payment under the W&I Insurance Policy which arises in whole or in part out of a Vendor’s fraud and then only to the extent and in respect of those rights of recovery relating directly to the fraud.

(b)	The parties agree and acknowledge that clause 9.3 has full force and effect irrespective of whether the Purchaser complies with its obligations under this clause 9 and irrespective of the terms or the validity of the W&I Insurance Policy.

10.	GUARANTEE

10.1	Consideration

The Guarantors agree they have entered into this agreement for valuable consideration including that the Vendors and Covenantors, at the request of the Guarantors, enter into this Agreement.

10.2	Guarantee

The Guarantors unconditionally and irrevocably:

(a)	guarantee to the Vendors on demand the due and punctual performance by the Purchaser of the Guaranteed Obligations; and

(b)	indemnify the Vendors on demand against all liabilities, Losses, damages, costs and expenses which the Vendors may now or in the future suffer or incur consequent on or arising out of any breach or non-observance by the Purchaser of a Guaranteed Obligation.

10.3	Extent of Guarantee and Indemnity

This clause 10 applies and the obligations of the Guarantors remain unaffected despite:

(a)	an amendment of this Agreement;

(b)	a rule of law or equity to the contrary;

(c)	a person becoming insolvent or otherwise unable to pay their debts when they fall due;

(d)	the appointment of a receiver, receiver and manager, administrator or liquidator to a person or a person’s assets;

(e)	the liquidation or winding up of a person;

(f)	a change in the constitution, membership, or partnership of a person;

(g)	the partial performance of the Guaranteed Obligations;

19

(h)	the Vendors granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing the Guarantors from an obligation; or

(i)	another thing happening that might otherwise release, discharge or affect the obligations of the Guarantors under this agreement.

10.4	Principal and Independent Obligation

This clause 10 is:

(a)	a principal obligation and is not to be treated as ancillary or collateral to another right or obligation; and

(b)	independent of and not in substitution for or affected by another security interest or guarantee or other document or agreement which the Vendors or another person may hold concerning the Guaranteed Obligations or any related matter.

10.5	Enforcement against Guarantors

The Vendors may enforce this Agreement against the Guarantors without first having to resort to another guarantee or security interest or other agreement relating to the Guaranteed Obligations. The Guarantors waive any right they have of first requiring the Vendors to enforce any other right, power, remedy or security against the Purchaser or any other person before claiming from the Guarantors under the guarantee and indemnity.

11.	RESTRAINT

11.1	Each of the Vendors and Covenantors undertakes to the Purchaser that it shall not in any capacity for the period referred to in Clause11.2:

(a)	undertake, carry on or be engaged in or concerned with or interested in any business that provides the same or materially similar services to mobile phone carriers or to other parties integrating with the billing systems of mobile phone carriers as those currently provided by the MIA Business;

(b)	canvass or solicit any person who is or was a client or customer of a Group Company in respect of the services outlined in clause 11.1(a);

(c)	canvass or solicit any employee to leave his employment with a Group Company; or

(d)	counsel, procure or otherwise assist any person to do any of the acts referred to Clause 11.1(a), (b) or (c).

11.2	Duration of Restraint

The undertakings in Clause 11.1 are given for a period commencing on the Effective Date and:

(a)	lasting for a period of 2 years;

20

(b)	if the period in paragraph (a) means that clause 11.1 is unenforceable then for a period of 1 years; or

(c)	if the period in paragraph (b) means that clause 11.1 is unenforceable then for a period of 6 months.

11.3	Exceptions

In this clause 11, the parties acknowledge that from the Completion Date:

(a)	any Vendor or Covenantor may hold in total up to 10% of the shares in any public company the shares of which are quoted on a recognised stock exchange provided that in total the Vendors and Covenantors do not hold in total 20% of the Shares in the relevant public company, even though that company carries on any of the activities referred to in clause 11.1(a) as at the date of Completion; and

(b)	no Vendor or Covenantor will be in breach of the restriction in clause 11.1(c) where the Vendor or Covenantor as the case may be recruits a person as a response to a newspaper, paid for website advertisement or other public advertisement.

12.	COSTS AND STAMP DUTY

12.1	Costs Generally

Except to the extent specified in clause 9.2 each Party must bear and is responsible for its own costs in connection with the preparation, execution, completion and carrying into effect of this Agreement.

12.2	Stamp Duty Generally

The Purchaser must bear and is responsible for all stamp duty on or in respect of:

(a)	this Agreement;

(b)	the transfer of the Shares under this Agreement; and

(c)	any instrument or transaction contemplated by this Agreement.

13.	NOTICES

13.1	Method of Giving Notices

A notice, consent, approval or other communication (each a 'notice') under this Agreement must be signed by or on behalf of the person giving it (in the case of (b) and (c) below), addressed to the person to whom it is to be given and:

(a)	delivered to that person’s address;

(b)	sent by pre-paid mail to that person’s address;

(c)	transmitted by facsimile to that person's address; or

21

(d)	sent by email to that person’s email address.

13.2	Time of Receipt

A notice given to a party in accordance with the clause is treated as having been given and received:

(a)	if delivered to a person's address on the day of delivery if a Business Day otherwise on the next following day;

(b)	if sent by pre-paid mail on the third Business Day after posting;

(c)	if transmitted by facsimile to a person’s address and a correct and complete transmission report is received on the day of transmission if a Business Day otherwise on the next following Business Day; and

(d)	if sent by email, when the email is recorded as sent by the sender of that email, except if the sender receives an email in response specifying the email did not reach the intended recipient or the recipient is out of the office.

13.3	Address of Parties

For the purposes of this clause, the address of a person is the address set out below or another address of which that person may from time to time give notice to each other person:

Vendors:	Address:	The addresses set out opposite the name of each Vendor in Schedule 1

Purchaser:	Address:	Digital Turbine Inc.
4751 Wilshire Boulevarde
3rd Floor
Los Angeles California 90010 USA

with copies to:
Mannatt, Phelps, Phillips llp
11355 West Olympic Bouldevard
Los Angeles California 900064
Attention: Rich Maire

Herbert Geer
Level 12
77 King Street,
Sydney NSW 2000
Attn: Mr Andrew Bristow

22

14.	GENERAL

14.1	Amendment

This Agreement may only be amended or supplemented in writing signed by the Parties.

14.2	Waiver

The non-exercise of or delay in exercising any power or right of a Party does not operate as a waiver of that power or right nor does any single exercise of any power or right preclude any other or further exercise of it or the exercise of any other power or right. A power or right may only be waived in writing signed by the Party to be bound by the waiver.

14.3	Liability of Parties

The liability of each Vendor under or in connection with a joint obligation under this document is several and not joint or joint and several and each Vendor will only be liable for that portion of a claim equal to its respective pre-completion shareholding in MIA Holdings. The liability of each Covenantor is also several and not joint or joint and several.

14.4	Entire Agreement

This Agreement is the entire Agreement of the Parties on the subject matter. The only enforceable obligations and liabilities of the Parties in relation to the subject matter are those that arise out of the provisions contained in this Agreement. All representations, communications and prior agreements in relation to the subject matter are merged in and superseded by this Agreement.

14.5	Severability

Any provision in this Agreement which is invalid or unenforceable in any jurisdiction is to be read down for the purposes of that jurisdiction, if possible, so as to be valid and enforceable and is otherwise capable of being severed to the extent of the invalidity or unenforceability without affecting the validity or enforceability of any provision in any other jurisdiction.

14.6	Assignment Before Completion

No Party may assign or transfer any of its rights or obligations under this Agreement, other than to a Related Body Corporate, without the prior consent in writing of the other Party.

14.7	No Merger

No provision of this Agreement:

(a)	merges on or by virtue of Completion; or

(b)	is in any way modified, discharged or prejudiced by reason of any investigations made or information acquired by or on behalf of the Purchaser.

23

14.8	Further Assurance

Each Party must do, sign, execute and deliver and must ensure that each of its employees and agents does, signs, executes and delivers all deeds, documents, instruments and acts reasonably required of it or them by notice from the other Party effectively to carry out and give full effect to this Agreement and the rights and obligations of the Parties under it both before and after Completion.

14.9	Preserve Records

For a period of not less than 7 years after Completion:

(a)	the Purchaser must preserve the Records;

(b)	the Vendors must preserve all Records which they are required by law to retain; and

(c)	the Purchaser and the Vendors must on reasonable notice during normal business hours make the items referred to in Clauses 14.9(a) and (b) above available to the other or its agents to examine the same and to make and remove copies of them.

14.10	Counterparts

This Agreement may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same instrument.

14.11	Attorneys

Each attorney who executes this Agreement on behalf of a Party declares the attorney has no notice of the revocation or suspension of the power of attorney by the grantor or in any manner of the power of attorney under the authority of which the attorney executes this Agreement and has no notice of the death of the grantor.

14.12	Announcement

The Parties agree that an announcement substantially in the form set out in Annexure C shall be made by the Purchaser upon signing of this Agreement.

14.13	Confidentiality

(a)	With the exception of clause 14.12 each Party must treat the existence and terms of this Agreement confidentially and no announcement or communication relating to the negotiations of the Parties or the existence, subject matter or terms of this Agreement may be made or authorised by a Party unless the other Party has first given its written approval.

24

(b)	The provisions of this clause 14.13 shall not apply to any information which:

(i)	is generally available to the public (other than a result of wrongful disclosure by a Party); or

(ii)	is required to be disclosed by law or by the rules of any relevant securities exchange upon which the shares of a Party or Related Body Corporate are listed.

15.	LAW AND JURISDICTION

15.1	Governing Law

This Agreement is governed by the law in force in New South Wales, Australia.

15.2	Submission to Jurisdiction

The Parties submit to the non-exclusive jurisdiction of the courts of New South Wales and any courts which may hear appeals from those courts in respect of any proceedings in connection with this Agreement.

16.	GST

16.1	Interpretation

Words or expressions used in this clause 16 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the same meaning in this clause.

16.2	Consideration is GST exclusive

Any consideration to be paid or provided for a supply made under or in connection with this Agreement, unless specifically described in this Agreement as 'GST inclusive', does not include an amount on account of GST.

16.3	Gross up of consideration

Despite any other provision in this Agreement, if a party ('Supplier') makes a supply under or in connection with this Agreement on which GST is imposed (not being a supply the consideration for which is specifically described in this Agreement as 'GST inclusive'):

(a)	the consideration payable or to be provided for that supply under this Agreement but for the application of this clause ('GST exclusive consideration') is increased by, and the recipient of the supply ('Recipient') must also pay to the Supplier, an amount equal to the GST payable by the Supplier on that supply; and

(b)	the amount by which the GST exclusive consideration is increased must be paid to the Supplier by the Recipient without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.

25

16.4	Reimbursements (net down)

If a payment to a Party under this Agreement is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that Party, then the payment will be reduced by the amount of any input tax credit to which that Party is entitled for that loss, cost or expense.

16.5	Tax invoices

The Recipient need not make a payment for a taxable supply made under or in connection with this Agreement in respect of a taxable supply until the Supplier has given the Recipient a tax invoice for the supply to which the payment relates.

17.	TRUSTS

If Party is a trustee and signs this Agreement as trustee of a trust the following provisions apply:

(a)	This Agreement binds the Party both in its personal capacity and in its capacity as trustee.

(b)	Each Vendor promises the Purchaser the following statements are true and the Purchaser relies on them. Each Vendor will make sure these statements are true at all times. If they are not true, the Vendors will compensate the Purchaser for its loss:

(i)	the relevant trust document is valid and complies with the law.

(ii)	the trust has not terminated. No event causing the vesting of the trust assets has occurred.

(iii)	it is proper for the Vendor, as trustee, to execute this Agreement, and to do everything this Agreement contemplates that the Vendor will do. Those things do or will benefit the beneficiaries of the trust; and

(iv)	the Vendor is entitled to use the trust assets to meet all its obligations under this Agreement, ahead of the rights of any of the beneficiaries.

26

SCHEDULE 3

VENDORS’ WARRANTIES

Part A: In respect of each Vendor:

1.	Status:

1.1	The Vendor is duly incorporated and validly exists under the laws of its place of incorporation.

1.2	The Vendor has full corporate power and authority to hold and sell the shares it holds in each of MIA Holdings and MIATA.

1.3	If the Vendor is the trustee of a trust, the trust is validly constituted and has not vested or distributed the shares in MIA Holdings and/or MIATA held by the trustee for the trust.

2.	Solvency (Corporations)

None of the following events has occurred in relation to any Vendor that is a corporation:

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of the Vendor or any of its assets or anyone else is appointed who (whether or not as agent for the Seller) is in possession, or has control, of any of the Vendor's assets for the purpose of enforcing a charge;
(b)	an event occurs that gives any person the right to seek an appointment referred to in paragraph (a);
(c)	an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of the Vendor or an event occurs that would give any person the right to make an application of this type;
(d)	the Vendor proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them;
(e)	the Vendor stops paying its debts when they become due or is declared or taken under any applicable law to be insolvent or the Vendor's board of directors resolves that the Vendor is, or is likely to become at some future time, insolvent;
(f)	any person in whose favour the Vendor has granted any Security Interest becomes entitled to enforce any security under that Security Interest or any floating charge under that Security Interest crystallises; or
(g)	any event under any law which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs (a) to (f).

27

3.	Due Authorisations

3.1	The execution and delivery of this Agreement has been properly authorised by all necessary corporate and trust action of the Vendor.

3.2	The Vendor has full corporate and trust power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement.

3.3	This Agreement constitutes legal, valid and binding obligations of the Vendor both in its own capacity and as trustee of a trust enforceable in accordance with their respective terms by appropriate legal remedy.

4.	Title to the Shares

4.1	The Vendor is the legal owner of the shares it holds in each of MIA Holdings and MIATA and has full authority to transfer those Shares pursuant to this Agreement.

4.2	On Completion all the shares held by the Vendor in each of MIA Holdings and MIATA will be free from any encumbrance, security or third party interest.

4.3	Other than as disclosed to the Purchaser, the Vendor has not disposed of, agreed to dispose of or granted any option to any person to purchase any of the shares or any interest in any of the shares held by the Vendor in each of MIA Holdings and MIATA.

4.4	This warranty is provided by Tricky Pty Ltd only:

That Metaska Pty Ltd ACN 108 900 938 holds no shares in MIA Australia.

Part B: In respect of each Group Company, unless otherwise stated:

1.	Status:

1.1	Each Group Company is duly incorporated and validly exists under the laws of its place of incorporation;

1.2	MIA Australia has full corporate power and authority to own its properties, assets and business and to carry on the MIA Business;

1.3	No meeting has been convened, resolution proposed, petition presented or audit made for the winding up of a Group Company and no receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed or threatened to be appointed in relation to a Group Company or any part of its undertaking or assets;

1.4	A complete and accurate copy of the Constitution of each Group Company has been disclosed in the Data Room;

28

1.5	MIA Holdings has no subsidiaries other than MIA Australia; and

1.6	MIA Holdings has no interest in the share capital of any company other than MIA Australia.

1.7	MIA Technology has no interest in the share capital of any company.

2.	Solvency:

None of the following events has occurred prior to Completion in relation to a Group Company:

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator or trustee is appointed in respect of the Group Company or any of its assets or anyone else appointed who (whether or not as agent for the Group Company) is in possession, or has control, of any of the Group Company's assets for the purpose of enforcing a charge;

(b)	an event that gives any person the right to seek an appointment referred to in paragraph (a);

(c)	an application made to court or a resolution passed or an order made for the winding up or dissolution of the Group Company or an event occurs that would give any person the right to make an application of this type;

(d)	the Group Company proposed or took any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them;

(e)	the Group Company stopped paying its debts when they become due or was declared or taken under any applicable law to be insolvent or the board of directors of the Group Company resolved that it is, or is likely to become at some future time, insolvent;

(f)	any person in whose favour the Company had granted any Security Interest becomes entitled to enforce any security under that Security Interest; or

(g)	any event under any law which was analogous to, or which had a substantially similar effect to, any of the events referred to in paragraphs (a) to (f).

3.	Powers of attorney

No Group Company has granted any power of attorney or similar authority that is still in force.

4.	Guarantees

As far at the Vendors are aware, no Group Company is directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any third party. No letter of comfort or similar assurance has been given by a Group Company.

29

5.	Share Capital

5.1	The Shares are fully paid and were properly issued.

5.2	The whole of the share capital of each Group Company as at the date of this Agreement and as at the Completion Date is held in accordance with Schedule 6:

5.3	Other than the Entitlements which will be cancelled under the Cancellation Agreements there are no:

(a)	options or other entitlements:

(i)	over the Shares; or

(ii)	to have shares of a Group Company issued; or

(b)	securities convertible into shares of a Group Company.

6.	Records

The Records:

(a)	are in the possession of the Group Companies;

(b)	as far as the Vendors are aware, have been, fully, properly and accurately kept and maintained in all material respects in accordance with proper accounting and business practices and the Corporations Act and are up-to-date; and

(c)	record the details of all material transactions, finances, assets and liabilities of the Group Companies.

7.	No conflict

7.1	This Agreement, and Completion will not:

(a)	conflict with or result in a breach of or default under any provision of the Constitution of a Group Company or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(b)	conflict with or result in a breach of or default of any Material Contract to which a Group Company is a party which would, individually or in the aggregate, have a material adverse effect on a Group Company;

(c)	result in the creation, imposition, crystallisation or enforcement of any encumbrance on any of the assets of a Group Company; or

(d)	result in any indebtedness of a Group Company becoming due and payable.

30

8.	Financial Position

8.1	The Financial Statements:

(a)	were prepared in accordance with the Accounting Standards and comply with the requirements of the Corporations Act for a non-reporting entity;

(b)	were prepared in the manner described in the notes to them and the accompanying auditor’s report; and

(c)	show a true and fair view of the financial position of each Financial Statement Company as at the Accounts Date and the operation of each Financial Statement Company for the financial period ending on the Accounts Date.

8.2	The Management Accounts:

(a)	have been prepared on a basis consistent with practices (other than the respect of intercompany charges) and procedures applied by each Financial Statement Company in the past 24 months; and

(b)	so far as the Vendors are aware, show a materially accurate view of the financial position of each Financial Statement Company as at the date they were prepared and the financial performance of each Financial Statement Company for the period to which they relate.

8.3	Since the Accounts Date and other than as contemplated under the Restructure:

(a)	MIA Australia has conducted the MIA Business properly and in the ordinary course of business;

(b)	no Group Company has disposed of any of its material assets or acquired material assets, except in the ordinary course of business;

(c)	no Group Company has incurred liabilities other than in the ordinary course of business;

(d)	no Group Company has given any guarantees, indemnities or letters of comfort in respect of the obligations of any person;

(e)	no Group Company has granted or created any mortgage, charge, debenture, lien, finance lease or other encumbrance other than in the ordinary course of business;

(f)	no dividends, bonus issues or other distributions to shareholders have been declared or made and no repayment of shareholders’ loans have been made by a Group Company;

(g)	no Group Company has made any significant change to the nature or scale of any activity comprised in the MIA Business;

31

(h)	no Group Company has issued or allotted any shares or other securities, bought back or redeemed any shares or other securities or otherwise reduced its share capital or agreed conditionally or otherwise to do, any of those things;

(i)	no Group Company has incurred or entered into commitments to incur capital expenditure in excess of $25,000 for any individual item or $50,000 in aggregate; and

(j)	there has been no material increase or decrease in the levels of debtors, creditors or inventory or in the average collection or payment periods for debtors and creditors of each Group Company and:

(i)	no Group Company has defaulted in paying any creditor by the due date for payment; and

(ii)	no debt owing to a Group Company has been released or settled for an amount less than its full amount.

9.	Absence of litigation, Permits and compliance with law

9.1	There is no claim, action, proceeding or investigation pending or, to the Vendors’ knowledge, threatened against a Group Company (or to the Vendors’ knowledge, pending or threatened against any of the officers, directors or employees of a Group Company with respect to their business activities on behalf of a Group Company) before any court, tribunal, arbitrator or other Government Agency.

9.2	There is no unsatisfied judgment, award or decision of any court, tribunal, arbitrator or other Government Agency against a Group Company.

9.3	Each Group Company holds all necessary licences (including statutory licences) consents, permissions, authorisations and permits (Permits) from, by or with all Government Agencies for the proper carrying on of the MIA Business in all material respects and has complied with such Permits in all material respects.

9.4	To the knowledge of the Vendors, no practice carried on by a Group Company or contract, arrangement or understanding to which a Group Company is a party:

(a)	is or should be notified or authorised under the Australian Consumer Law or has been the subject of any inquiry under that Act; or

(b)	infringes any other competition, anti-restrictive trade practice, anti-trust or other consumer protection or environmental laws applicable to a Group Company in Australia or overseas.

9.5	Compliance

Each Group Company has at all times since incorporation conducted its business and affairs in accordance with its constitution and in accordance with all applicable laws and regulations. No Group Company is in breach of any order, judgment or award of any court, tribunal or Government Agency in any jurisdiction.

32

9.6	Orders, directions and notices

No Group Company has received any order, direction or notice from any Government Agency or any other person requiring expenditure by a Group Company or which might otherwise adversely affect the business of a Group Company or the use of any property by a Group Company that has not been complied with in full. As far as the Vendors are aware no circumstance exists that may result in any order of this type being made or direction or notice of this type being given.

10.	Insurance

10.1	Materially complete and correct particulars of the insurance policies effects, and in force as at the date of this Agreement, for the benefit of the Group Companies are included in the Data Room.

10.2	To the best of the Vendors’ knowledge, nothing has been done or omitted to be done which would make any policy of insurance referred to in warranty 10.1 void or voidable or which would permit an insurer to cancel such policy or refuse or reduce a claim.

11.	Taxation

11.1	Payments

All Tax liabilities that have become lawfully due and payable by a Group Company have been paid on or before the due date for that payment.

11.2	Withholding

All amounts required by any law or regulation relating to Tax to be withheld by a Group Company at source have been correctly withheld and accounted for to the proper Taxation Authority.

11.3	Returns and assessments

Each Group Company has lodged by the due date all returns and other documents relating to Tax required to be lodged with any Taxation authority and:

(a)	all information contained in all returns (including amended returns) and other documents relating to Tax was complete and accurate in all material respects and not false, misleading or deceptive;

(b)	no dispute exists in relation to any of those documents and as far as the Vendors are aware no circumstances exists which might give rise to a dispute of this type; and

(c)	no dispute exists in relation to any of those documents or any Tax Assessment and as far as the Vendors are aware no circumstances exists which might give rise to a dispute of this type.

33

11.4	Penalties

No Group Company has in the 3 years before the date of this Agreement paid or become liable to pay any penalty, fine or interest under any law or regulation relating to Tax and as far as the Vendors are aware no circumstance exists that may result in a Group Company becoming liable to pay any penalty, fine or interest of this type.

11.5	Investigations and disputes

No Group Company has in the 3 years before the date of this Agreement been the subject of any investigation or audit by, or in dispute with, any Taxation authority and as far as the Vendors are aware no investigation, audit or dispute of this type is pending or threatened and no circumstances exist that may result in any investigation, audit or dispute of this type.

11.6	Records

Each Group Company has retained:

(a)	copies of all returns and other documents lodged with any Taxation authority;

(b)	all records and other documents required by a Group Company to calculate income tax liabilities, capital gains, capital losses, net capital gains and net capital losses after Completion; and

(c)	all other records and other documents required by any law or regulation relating to Tax to be retained by a Group Company for the requisite period.

11.7	Franking accounts

Each Group Company has accurately maintained a franking account in accordance with the Tax Act at all relevant times and:

(a)	complete and accurate details of the balance of each franking account and any existing or pending franking debits have been provided to the Purchaser in the Data Room;

(b)	each Group Company franked all dividends in accordance with the benchmark franking rule; and

(c)	each Group Company will not have a franking deficit at Completion.

11.8	Distributions

No Group Company has:

(a)	paid or credited an amount, transferred any property, made any distribution or loan or forgiven any debt which may be deemed to give rise to a dividend under the Tax Act; or

34

(b)	streamed any distribution or non-share dividends for the purposes of Division 204 of the Tax Act.

11.9	Remuneration and other payments

No Group Company has paid or credited remuneration or an allowance, gratuity or compensation on retirement to an associated person in excess of a reasonable amount allowable as a deduction in computing the taxable income of a Group Company as a result of which deductions claimed or claimable by a Group Company may be denied.

11.10	Loans and debt forgiveness

No Group Company has:

(a)	paid or credited an amount on behalf of or for the benefit of an associate, made an advance or loan or loans that may be treated as an amalgamated loan, or forgiven all or part of a debt owed to a Group Company directly or through an interposed entity, in relation to which a dividend may be taken to have been paid or a franking debit may arise under the Tax Act; or

(b)	agreed to waive, forgive or otherwise not seek to recover any debt owing by any person.

11.11	Waiver of debts

No amount has been waived, released, extinguished, forgiven or otherwise abandoned by any person in respect of debts owed by a Group Company to any other person which would give rise to a net forgiven amount.

11.12	GST compliance

All invoicing and other systems of a Group Company are GST compliant and have at all times since the incorporation of each Group Company operated correctly to capture appropriate GST information as required by the GST law.

11.13	Membership of Consolidated Group

No Group Company has ever been a member of a Consolidated Group other than the Seller Consolidated Group and no election has been made to include the Company in a Consolidated Group.

11.14	Tainted share capital

No Group Company has a tainted share capital account within the meaning of section 160ARDM or Division 197 of the Tax Act and none of them has taken any action that might cause its share capital account to become a tainted share capital account or made any election at any time to untaint its share capital account.

35

11.15	Future income tax benefits

To the best of the Vendors knowledge, all tax losses and capital losses recorded in any tax working papers included in the Dataroom would be available to each Group Company to use to reduce assessable income or capital gains at the Completion Date if the current tax year for each Group Company had sufficient income or capital gains for that tax year.

11.16	Interposed entity election

No Group Company has made an interposed entity election within the meaning of Schedule 2F of the Tax Act.

12.	The Premises

12.1	The Premises are the only premises occupied by MIA Holdings.

12.2	MIA Holdings is not in default in any material respect under the lease of the Premises and as far as the Vendors are aware there is no reason why the landlord would seek to terminate the lease of the Premises prior to the expiration of the lease.

12.3	To the best of the Vendors’ knowledge, the lease of the Premises to which MIA Holdings is a party is a valid, subsisting, legal and binding obligation of MIA Holdings, enforceable against MIA Holdings in accordance with its terms.

12.4	All rents, outgoings and other payments required under the lease of the Premises have been paid in accordance with the terms of the lease of the Premises and no amounts are due and payable as at Completion.

13.	Assets

13.1	MIA Australia is the sole legal and beneficial owners of, or are entitled to use, all of the assets necessary in the conduct of the MIA Business as it is carried on at the date of this Agreement.

13.2	On Completion, all the assets of the Group Companies will be free from any encumbrance, security or third party interest (other than a permitted security interest which means a security interest arising in relation to retention of title to trading stock or which arises under operation of law).

13.3	No Group Company has disposed of, agreed to dispose of, or granted any option to any person to purchase any of its assets or any interest in any of its assets.

13.4	To the Vendors’ knowledge, all plant, equipment, machinery, tools, furniture, removal fixtures and fittings and motor vehicles (Plant and Equipment) owned or used by a Group Company:

(a)	is in good repair and condition and in satisfactory working order consistent with its age;

(b)	is capable (subject to fair wear and tear) of continuing to do the work for which it was designed and/or purchased or leased;

36

(c)	together constitute all of the Plant and Equipment used in or in connection with and necessary for the continued conduct of the MIA Business;

(d)	copies of all leases of Plant and Equipment and other financing arrangements in relation to Plant and Equipment used in the MIA Business as at the date of this Agreement have been provided in the Dataroom; and

(e)	no Group Company is in breach of the terms of any agreement or arrangement referred to in paragraph (d) and has paid all rental or other payments required under the agreement or arrangement and no such payments are due as at Completion.

14.	Control of assets

All assets owned by a Group Company or used by a Group Company under any equipment lease, finance lease, hire purchase agreement or similar arrangement are under the possession or control of a Group Company.

15.	Debts owing to a Group Company

(a)	No debt is owing to a Group Company other than trade debts incurred in the ordinary course of business, debts arising under the Restructure or debts owing from the Vendors to a Group Company full details of which are set out in the Data Room.

(b)	As far as the Vendors are aware:

(i)	all debts owing to a Group Company disclosed in the Financial Statements have been collected or will be collected in full except to the extent of any provision in the Accounts for bad and doubtful debts; and

(ii)	all other debts owing to a Group Company as at the date of this Agreement will be collected in full.

16.	Borrowings

16.1	No Group Company owes any borrowings or other indebtedness under any bank facility, overdraft, bond, note, debenture, acceptance credit, sale and lease back or other arrangement providing financial accommodation of any description other than borrowings from third parties on arm's length full details of which are contained in the Data Room.

16.2	Any Group Company which is a party to the Facility is not in breach of, or default under that Facility.

37

16.3	The Facility remains undrawn and no amount including interest (other than Bank facility fees) are outstanding under it.

17.	Intellectual Property

17.1	General

(a)	All of the Intellectual Property is valid and subsisting.

(b)	To the knowledge of the Vendors, no Group Company infringes or wrongfully uses any business names, licences, copyrights, patents, trademarks, service marks, trade names, designs and similar industrial, commercial and intellectual property (whether registered or not and whether protected by statute or not and including formulae and knowhow).

(c)	No challenge by any third party has been made or, to the Vendors’ knowledge, threatened in respect of any of the Intellectual Property, their validity or registration.

(d)	There are no royalty, licence or any other fees payable to any third party in connection with the use by a Group Company of the Intellectual Property.

(e)	No Group Company has entered into any agreement for the use by any third party of any Intellectual Property or which restricts the disclosure or use by a Group Company of any Intellectual Property and further, to the Vendor’s knowledge, there is no infringement by any third party of any Intellectual Property.

17.2	Registered Intellectual Property

Complete and accurate details of all registered Intellectual Property have been disclosed in the Dataroom.

17.3	Ownership and use of Intellectual Property Rights

The Group Companies are the sole legal and beneficial owners of the Intellectual Property referred to in the Warranty in paragraph 17.1(a) of this schedule:

(a)	no person other than the owner of the Intellectual Property has any right to use those Intellectual Property and, to the best of the Vendors’ knowledge, there has been no unauthorised use by any other person of that Intellectual Property; and

(b)	nothing has been done or omitted to be done by a Group Company and as far as the Vendors are aware no other circumstance exists that may affect the validity or ownership of the Intellectual Property.

17.4	Adequacy of Intellectual Property Rights

Each Group Company owns or has licensed to it pursuant to an Intellectual Property licence all Intellectual Property necessary to enable the MIA Australia to conduct the MIA Business in the manner in which it is conducted at the date of this Agreement.

38

17.5	Rights to use Domain Names

MIA Australia holds a valid licence to use, and has paid in full all licence fees in respect of any domain names used in the MIA Business.

18.	Employees

18.1	Schedule 9 contains a list of each of the employees of MIA Australia and lists, as at the date of this Agreement, their salaries, accrued entitlements (to wages, salaries, annual leave, long service leave or personal leave) and any other entitlement to other remuneration compensation or benefits such as bonus, profit share or employee incentive scheme.

18.2	There are no outstanding claims against MIA Australia in respect of the employment of any employee.

18.3	There are no employees who are members of any trade union.

18.4	There has been no industrial action or stoppage taken or threatened in respect of MIA Australia in the last 12 months.

18.5	MIA Australia has not received written notification alleging that it has not complied in all material respects with every contractual, statutory, legal or fiscal obligation (including every code of practice, collective agreement and award) applying to the employment of any of its employees.

18.6	There is no pending or unresolved dispute between MIA Australia and any employee or group of employees. To the best of the Vendors’ knowledge, there is no circumstance which is likely to give rise to such a dispute and none is threatened.

18.7	MIA Australia has or will have paid the full amount of all superannuation contributions they are required to pay in respect of each of their employees which are payable in respect of the period ending on the Completion Date.

18.8	MIA Australia has provided at least the prescribed minimum level of superannuation for each of its employees so as not to incur a superannuation guarantee charge liability.

19.	Material Contracts

19.1	None of the Group Companies are in default in any material respect under any Material Contract to which the relevant Group Company is a party nor, to the knowledge of the Vendors, is any other party to any such Material Contract in default thereunder in any material respect.

19.2	To the best of the Vendors’ knowledge, the Material Contracts to which a Group Company is a party are all valid, subsisting, legal and binding obligations of a Group Company, enforceable against a Group Company in accordance with their respective terms.

19.3	None of the Material Contracts to which a Group Company is a party provides for any payment or receipt of funds not accurately reflecting the value on an arm’s length basis of the services or goods in consideration of which that payment or receipt of funds has been made or is to be made.

39

19.4	No Group Company is a member of any joint venture, partnership or unincorporated association (other than a recognised trade associate) in respect of the MIA Business.

19.5	None of the Material Contracts may be terminated by any other party on less than 3 months written notice except in the case of breach.

20.	Disclosure of certain contracts

True and complete copies of each of the following have been disclosed to the Purchaser in the Data Room:

(a)	each contract referred to in Schedule 2;

(b)	each real property lease and material equipment lease, finance lease, hire purchase agreement or similar arrangement to which a Group Company is party;

(c)	each contract between a Group Company and the Vendors or Covenantors;

(d)	any offer or proposal that remains open for acceptance and if accepted would result in a Group Company being party to any agreement or arrangement within paragraphs (a) to (c) above; and

(e)	all documents varying or otherwise affecting the terms of any agreement, arrangement, offer or proposal within paragraphs (a) to (d) above.

21.	Unusual, restrictive or onerous contracts

No Group Company is party to any agreement or arrangement that:

(a)	was entered into outside the ordinary course of business or is not on arm's length terms;

(b)	establishes any agency, distributorship, marketing, purchasing, manufacturing, licensing or other arrangement which restricts or limits the ability of a Group Company to undertake any activity in any place in any manner as it determines; or

(c)	cannot be performed by a Group Company without undue or unusual expenditure or is expected to result in a loss to a Group Company on completion of performance,

and no Group Company has made or received any offer or proposal that remains open for acceptance and if accepted would result in a Group Company being party to any agreement or arrangement within paragraphs (a) to (c) above.

22.	Termination

(a)	No party to any agreement or arrangement to which a Group Company is a party or an agreement or arrangement which is material to the operation of the MIA Business has given any notice terminating or purporting to or advising of an intention to terminate that agreement or arrangement and as far as the Vendors are aware no circumstance exists that may entitle any person to do so.

40

(b)	No Material Contract has been terminated or has had its terms materially varied between 30 June 2012 and Completion.

23.	Trading relationships

No material customer of or material supplier to a Group Company has at any time in the 12 months before the date of this Agreement ceased to deal with a Group Company or materially reduced the level of its custom from or supply to a Group Company or indicated an intention to do so and as far as the Vendors are aware no material customer or material supplier will take any action of this type as a result of the transactions contemplated by this Agreement.

24.	Share Purchase Plans

24.1	The Share Purchase Plans are the only plans or other arrangements with employees or directors the acquisition of shares in any Group Company.

24.2	No Z Class Shares have been issued pursuant to the Share Purchase Plan.

24.3	The Loan Agreements remain undrawn by the Entitlement Holders and no amounts are outstanding under the Loan Agreements.

25.	Noteholder

25.1	The Noteholder has been authorised by each of the Vendors to:

(a)	accept the Convertible Note on behalf of the Vendors;

(b)	issue all notices and directions to the Purchaser and Mandalay in respect of the Convertible Note including notices in respect of payments to be made under the Convertible Note or conversion of all or part of the Convertible Note into Mandalay Shares; and

(c)	accept notices from the Purchaser and Mandalay in respect of the Convertible Note, payments made pursuant to it or conversion of all or part of the Convertible Notes into Mandalay Shares.

25.2	The Noteholder is the only person able to deal in respect of the Convertible Note on behalf of the Vendors and that neither the Purchaser or Mandalay need take any action in respect of the Convertible Note if instructions or notices are issued by any other party or parties including all of the Vendors.

41

Executed as an Agreement:

SIGNED BY THE VENDORS

Executed by Eleven Eleven Holdings Pty Limited ACN 113 062 696 in accordance with section 127 of the Corporations Act 2001 (Cth) by:	) ) ) ) )

Signature of Director		Signature of Director/Secretary

Print name of Director		Print name of Director/Secretary

Executed by Mirror Image Media Group Pty Limited ACN 094 064 070 in accordance with section 127 of the Corporations Act 2001 (Cth) by:	) ) ) ) )

Signature of Director		Signature of Director/Secretary

Print name of Director		Print name of Director/Secretary

Executed by M4H Pty Limited ACN 113 217 020 in accordance with section 127 of the Corporations Act 2001 (Cth) by:	) ) ) ) )

Signature of Director		Signature of Director/Secretary

Print name of Director		Print name of Director/Secretary

42

Executed by RHP Interests Pty Ltd ACN 109 168 667 in accordance with section 127 of the Corporations Act 2001 (Cth) by:	) ) )

Signature of Director		Signature of Director/Secretary

Print name of Director		Print name of Director/Secretary

Executed by Zingo (Aust) Pty Ltd ACN 114 185 269 in accordance with section 127 of the Corporations Act 2001 (Cth) by:	) ) ) )

Signature of Director		Signature of Director/Secretary

Print name of Director		Print name of Director/Secretary

Executed by Tricky Pty Ltd ACN 117 297 668 in accordance with section 127 of the Corporations Act 2001 (Cth) by:	) ) ) )

Signature of Director		Signature of Director/Secretary

Print name of Director		Print name of Director/Secretary

43

SIGNED BY THE COVENTANTORS

Signed by Patrick Chye in the presence of:	) ) )

Signature of Witness		Signature of Patrick Chye

Print name of Witness

Address of Witness

Signed by Timothy McGee in the presence of:	) ) )

Signature of Witness		Signature of Timothy McGee

Print name of Witness

Address of Witness

Signed by Timothy Ricker in the presence of:	) ) )

Signature of Witness		Signature of Timothy Ricker

Print name of Witness

Address of Witness

44

Signed by Andrew McKnight in the presence of:	) ) )

Signature of Witness		Signature of Andrew McKnight

Print name of Witness

Address of Witness

Signed by Richard Mergler in the presence of:	) ) )

Signature of Witness		Signature of Richard Mergler

Print name of Witness

Address of Witness

Signed by Jonathan Mooney in the presence of:	) ) )

Signature of Witness		Signature of Jonathan Mooney

Print name of Witness

Address of Witness

45

SIGNED BY MANDALAY GROUP

Executed by Digital Turbine Australia Pty Ltd ACN 163 117 253 in accordance with section 127 of the Corporations Act 2001 (Cth) by:	) ) ) )

Signature of Director		Signature of Director/Secretary

Print name of Director		Print name of Director/Secretary

Executed by Digital Turbine Inc by:	) ) ) )

Signature of Director		Signature of Director/Secretary

Print name of Director		Print name of Director/Secretary

Executed by Mandalay Digital Group Inc by:	) ) ) )

Signature of Director		Signature of Director/Secretary

Print name of Director		Print name of Director/Secretary

46